UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 3, 2008

ARGENTUM EXPLORATION, INC.

(Exact Name of small business issuer as specified in its charter)

Wyoming

(State of Incorporation)

000-52969

(Commission File No.)

Applied for

(IRS Employer ID Number)

c/o Wyoming Corporate Services Inc., 2710 Thomes Ave., Cheyenne, WY 82001

(Address of principal executive offices)

(307) 632-3333

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 3, 2008, Shawn Pecore resigned as the sole officer of Argentum Exploration Inc. (“Argentum” or the “Company). The resignation of such officers was not as a result of a disagreement with us. In addition, on that same date, Jan Vrba was appointed as an additional director, President, and Treasurer of the Company. Mr. Pecore was elected as Secretary

The following table sets forth, as of the date of this prospectus, the total number of shares of common stock beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Title of Class	Name of Beneficial Owner	Shares of Common Stock	Percent of Class

Common Stock	Shawn Pecore	5,750,000	91.3%
	Suite 506 – 2255B Queen St. E.
	Toronto, Ontario

Common Stock	Jan Vrba	300,000	4.8%
	Suite 750
	2 Robert Speck Parkway
	Mississauga, Ontario

	All Officers and Directors	6,050,000	96.1%
	as a Group (2 persons)

Jan Vrba, Director and Sole Director

Mr. Vrba, age 33, will also act as our principal executive and financial officer.  For past the two years he has been an officer and director of Core Resources Management Inc., an Ontario corporation, which provides management and consulting services to private mineral exploration companies.  He has served an officer and director of Core Resources Ltd., and Core International Inc..  Several years prior, he had been the Executive Program Producer of Radio Bus D.O.O in Serbia.  He also studied Music Sciences in Zenica, Bosnia and Herzegovina and Sociology Studies in Belgrade, Serbia.

Item 9.  Financial Statements and Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ARGENTUM EXPLORATION, INC.

By:  /s/ Shawn Pecore

Shawn Pecore

Director

Date: December 3, 2008